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Exhibit 23.4

Accountants' Consent
--------------------

The Board of Directors
NovaStar Financial, Inc.

We consent to the inclusion of our report dated January 29, 1999, except for the last paragraph of Note 4, as to which the date is February 12, 1999, relating to the consolidated balance sheets of NovaStar Financial, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997 and the period from September 13, 1996 (inception) to December 31, 1996, in the Registration Statement No. 333-43471 on Form S-11 of NovaStar Financial, Inc.

/s/ KPMG LLP

Kansas City, Missouri
February 24, 1999